UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2008

D.R. Horton, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	1-14122	75-2386963
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Commerce Street, Suite 500, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 390-8200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective June 26, 2008, D.R. Horton, Inc. (the “Company”) entered into a Fifth Amendment (the “Fifth Amendment”) to the Company’s unsecured Revolving Credit Agreement dated December 16, 2005 (as previously amended, the “Credit Facility” and together with the Fifth Amendment, the “Amended Credit Facility”). The Fifth Amendment was entered into by and among the Company, the lenders, guarantors, administrative agent and others listed therein, with Wachovia Bank, National Association serving as Administrative Agent.

The Fifth Amendment amends the Credit Facility to decrease the Company’s required tangible net worth minimum to $2.0 billion, plus 50% of annual net profits (with no deduction for annual net losses) earned for each completed fiscal year subsequent to September 30, 2007, plus 50% of increases in shareholders’ equity from certain equity transactions in excess of $500 million, plus 100% of the effect on annual net profits for each fiscal year after September 30, 2007 of any reversal in any Deferred Tax Valuation Allowance, to the date of determination. The Fifth Amendment modifies Net Funded Notes Payable to allow all cash in excess of $50 million to be deducted from Indebtedness for purposes of calculating the Leverage Ratio. In addition, the Fifth Amendment modifies the covenant limiting the Net Book Value of Land and Lots from 150% of Adjusted Tangible Net Worth to 200% of Adjusted Tangible Net Worth when the Net Book Value of Land and Lots is equal to or less than $4.74 billion and modifies Tangible Net Worth to include certain capital stock.

The Fifth Amendment also decreases the facility size from $2.25 billion to $1.65 billion, with an uncommitted accordion feature which can increase the facility size to $2.05 billion. The Amended Credit Facility remains subject to a borrowing base limitation which limits the amount the Company may borrow from any source. The borrowing base limitation was $1.3 billion at March 31, 2008. At June 30, 2008, the Company had no cash borrowings outstanding under the Amended Credit Facility.

The Fifth Amendment increases the Applicable Margin for both drawn and undrawn pricing. Borrowings bear interest at rates based upon the London Interbank Offered Rate (LIBOR) plus a spread based upon the Company’s ratio of homebuilding debt to total capitalization, its ratio of adjusted EBITDA to adjusted interest incurred and its senior unsecured debt rating. In addition to the stated interest rates, the revolving credit facility requires the Company to pay certain fees.

Amounts borrowed under the Amended Credit Facility are guaranteed by substantially all of the Company’s wholly-owned homebuilding subsidiaries, other than its financial services subsidiaries (which include mortgage, title and insurance subsidiaries) and certain other inconsequential subsidiaries.

The above description is a summary and is qualified in its entirety by the terms of the Fifth Amendment, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

All the information set forth above under Item 1.01 “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03. The Fifth Amendment is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Fifth Amendment to Revolving Credit Agreement, dated June 26, 2008 among D.R. Horton, Inc. and Wachovia Bank, National Association, as Administrative Agent, and the Lenders named in the Revolving Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2008

D.R. Horton, Inc.

By: /s/ Bill W. Wheat
       Bill W. Wheat
       Executive Vice President and
       Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit
10.1
Fifth Amendment to Revolving Credit Agreement, dated June 26, 2008 among D.R. Horton, Inc. and Wachovia Bank, National Association, as Administrative Agent, and the Lenders named in the Revolving Credit Agreement.